Exhibit 99.1

March 23 2015

From: Jim Scholhamer

Subject:   Promotion

Dear Kevin (Casey) Eichler:

This letter is to advise that you will be promoted to the position of President and Chief Financial Officer reporting to James Scholhamer, CEO effective March 25, 2015, subject to the approval of the Board.  Additional responsibilities may accompany this role such as managing additional functions.as per our mutual agreement.

As a result of this promotion, your annual salary has been increased by $19,074.88 (5.44%) to $370,000.00, effective the same date.  You will be paid bi-weekly as per UCT’s regular payroll practices and in accordance with all applicable state and federal laws.

You will also be eligible to participate in the Management Bonus Plan which includes an annual target payout of 75% of your base salary, payable on a quarterly basis, effective the same date.  The payout will be based upon financial performance factors determined by UCT’s Board of Directors and subject to terms and conditions of the Plan.

In addition, you will be eligible for an award of 40,000 RSUs of Ultra Clean Holdings, Inc., which will be granted on March 27, 2015.  The award will vest over three years in equal annual installments on each anniversary of the date of grant and subject to the terms and conditions of UCT’s Stock Incentive Plan.

Please accept our personal congratulations on this well-deserved recognition of your continuing excellent contributions and commitment to UCT.  We look forward to a long and mutually rewarding relationship with you.

Employment within Ultra Clean Technology is ‘at will’ meaning either you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.  Ultra Clean Technology will employ you on an ‘at will’ basis and apply to you the same policies and procedures applicable to all its employees.

Please sign the duplicate copy of this letter of having accepted the offer as stated above.

Sincerely,

/s/ James Scholhamer	/s/ Joan Sterling
James Scholhamer	Joan Sterling
Chief Executive Officer	Vice President, Global Human Resources

I accept this offer of employment as stated above.
/s/ Kevin C. Eichler	March 24,2015
Acceptance Signature	Date